Exhibit 99.1

PRESS RELEASE

	Ilissa Miller Jaymie Scotto & Associates 1.866.695.3629 pr@jaymiescotto.com	Tajma Ibric Arbinet 1.732.509.9166 pr@arbinet.com

Arbinet APPOINTS ROBERT M. PONS TO THE BOARD OF DIRECTORS
Appoints David Reymann Chair the Audit Committee

New Brunswick, NEW JERSEY – April 13, 2009– Arbinet-thexchange, Inc. [Nasdaq: ARBX], a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, announced today that the company has appointed Robert M. Pons to the Board of Directors.  The Company also announced the resignation of Michael Ruane from the Board and the appointment of David Reymann to succeed Mr. Ruane as Chair of the Audit Committee.

“Arbinet would like to thank Michael Ruane for his hard work and contributions to the board.  With his departure, we are very pleased to announce the appointment of Robert Pons to our board of directors,” stated Shawn O’Donnell, Arbinet’s Chief Executive Officer and President. “Robert brings over 25 years of proven leadership experience which includes the implementation of new business strategies that successfully recapitalized companies.”

“In addition to Mr. Pons’ appointment, the Board has also appointed David Reymann as Chair of the Audit Committee,” continued Mr. O’Donnell.  “Mr. Reymann has a wealth of financial experience, and we look forward to his leadership role as he oversees Arbinet’s accounting and financial reporting processes and the audits of financial statements."

“I am very excited to work with Shawn O’Donnell and the rest of the board of directors to strategically and successfully grow Arbinet,” acknowledged Mr. Pons. “With Arbinet’s scale, flexibility and financial stability, it is well positioned to grow within the global telecommunications industry.”

Mr. Pons is the Senior Vice President of Capital Markets for TMNG Global (NasdaqGM: TMNG), where he manages the newly formed Capital Markets practice.  TMNG Global provides professional services to the converging communications industry to more than 1200 communications service providers, entertainment, media and technology companies, and financial services firms worldwide. Prior to TMNG, Mr. Pons was the President and Chief Executive Officer for Uphonia, formerly SmartServ, where he successfully recapitalized the wireless sector of the business.

Mr. Reymann joined the Board of Arbinet in January 2009.  He is the Chief Financial Officer for Critical Response Networks, LLC and serves on the board of directors of Avatech Solutions, Inc (AVSO.OB) as chairman of its audit committee.

For more information on Arbinet, visit www.arbinet.com.

About Arbinet

Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections.  Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide.  These Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management's future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet's actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcess(SM), PrivateExchange(SM), AssuredAxcess(SM) and PeeringSolutions(SM)); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; Arbinet's ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on the exchange; economic conditions and volatility of financial markets, and the impact they may have on Arbinet and its customers; and disruption or uncertainty resulting from recent changes in senior management. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

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120 Albany St. Tower II, 4th Floor, New Brunswick, NJ 08901
phone: +1 732-509-9100, fax: +1 732-509-9101, website: www.arbinet.com.